Exhibit 99.1
August 11, 2014
GenMark Diagnostics Appoints Dr. James Fox as Chairman of the Board
Christopher Gleeson Retires from the Board to Attend to Personal Health Matters
CARLSBAD, Calif.-(BUSINESS WIRE)- GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today announced the appointment of Dr. James Fox as Chairman of the Board. Dr. Fox is replacing Christopher Gleeson, who is retiring from the Board to attend to personal health matters.
"Being part of building GenMark from a very small start into the business it is today, particularly with the quality of our senior leadership team, is a source of great satisfaction for me. I have every confidence that GenMark will continue to grow and develop into the leading molecular diagnostics company that I envisaged. Equally, I am very pleased to hand over to Jim Fox who I think is a great fit for the needs of the company going forward," said Gleeson.
Dr. Fox, age 62, has served on the Company’s Board since September 2010. Dr. Fox led the start-up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Dr. Fox transformed Invetech into the ASX listed Vision Systems Ltd Group with its principal activity in In-Vitro diagnostics through its Vision BioSystems Ltd subsidiary. Vision Systems was ultimately acquired by Danaher Corporation in 2006. Dr. Fox left the Vision Systems Group at the completion of its acquisition by Danaher in December 2006 and took up a number of board roles around the world. He currently serves as Chairman of the Board of Biota Pharmaceuticals, Inc., as a director of Air New Zealand Ltd. (he retires from the Air New Zealand board in August this year), as a director of TTP Group plc (UK) and as a director of MS Research Australia, a not-for-profit organization aimed at financing public multiple sclerosis research. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne.
“Chris has been a friend, mentor, and close advisor to me, the GenMark leadership team, and the members of the Board of Directors. His passion to build a great business and incredible energy level will be missed and we wish Chris and his family the very best,” said Hany Massarany, president and chief executive officer, GenMark. “Dr. Jim Fox brings a vast amount of experience in the medical device and healthcare industries and we are pleased to have him play a key role as we launch our ePlex™ sample to answer platform.”
“As an outstanding leader and a long time personal friend, I will miss Chris around the Board table and I am honored to take up the role of Chairman," said Fox. “This is a very significant period in the company’s history as we finalize the development of our new sample to answer platform, while at the same time still driving results from our existing products,” said Fox. “GenMark’s proprietary and core eSensor® detection technology is a key competitive differentiator and our leadership team and Board remain focused on successfully executing our vision of establishing GenMark as a world leading molecular diagnostics company.”

ABOUT GENMARK DIAGNOSTICS
GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets four tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Respiratory Viral Panel, Thrombophilia Risk Test, and Warfarin Sensitivity Test. A number of other tests, including HCV Genotyping, 2C19 Genotyping, and 3A4/3A5 Genotyping are available for research use only. For more information, visit www.genmarkdx.com.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding the timely completion of our ePlex™ system and related assay development projects, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully develop and commercialize our ePlex™ system and its related test menu, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.
Hany Massarany
President/Chief Executive Officer
760-448-4358

Source: GenMark Diagnostics, Inc.

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